UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2011

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2011, SuccessFactors, Inc. ("SuccessFactors") and its wholly owned subsidiaries Puma Merger Sub Corp. ("Merger Sub I") and Puma Merger Sub I LLC ("Merger Sub II") entered into an Agreement and Plan of Merger ("Agreement") with Plateau Systems Holdings, Inc. ("Plateau Holding"), Plateau Systems, Ltd. (together with Plateau Holding, "Plateau") and Shareholder Representative Services LLC, as Stockholders' Agent (the "Agent"). The Agreement provides that the acquisition will be accomplished by the merger of Merger Sub I into Plateau Holding, with Plateau Holding surviving the merger as a wholly owned subsidiary of SuccessFactors and, as part of the same overall transaction, the subsequent merger of Plateau Holding, as the surviving entity of the first merger, into Merger Sub II, with Merger Sub II surviving the second merger as a wholly owned subsidiary of SuccessFactors (collectively, the "Merger").

Subject to the terms and conditions of the Agreement, SuccessFactors has agreed to acquire all of the outstanding capital stock and other securities of Plateau for $290 million. This amount is subject to adjustment based on Plateau's working capital at closing, unpaid transaction costs, indebtedness and bonuses (the "Final Price"), less the value of assumed stock option and restricted stock units (the "Total Stockholder Merger Consideration"). Of the Total Stockholder Merger Consideration, 50% will be paid in the form of cash and 50% will be paid in the form of SuccessFactors Common Stock. Stock options and restricted stock units for Plateau stock held by continuing employees will be converted into options or RSUs of SuccessFactors based on the ratio implied by the merger consideration as specified in the Agreement. Any stock options outstanding as of the Closing not held by continuing employees will be terminated at Closing.

    The Agreement contains customary representations and warranties of each of SuccessFactors and Plateau. The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (1) have been qualified by disclosure schedules that the parties have exchanged in connection with the execution of the Agreement, (2) are subject to the materiality standards set forth in the Agreement, which may differ from what may be viewed as material by investors, (3) in certain cases, were made as of a specific date, and (4) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Agreement.

     Pursuant to the Agreement, following the consummation of the Merger, securityholders of Plateau have agreed to indemnify SuccessFactors losses related to certain matters, including, among other things, failures of representations or warranties of Plateau contained in the Agreement to be true and correct, failure by Plateau to perform or comply with any covenant applicable to it contained in the Agreement, other specified matters and for other customary matters. As security for such indemnification obligations, the parties agreed that, at the closing of the Merger, 15% of the Final Price shall be deposited into an escrow fund.

     The Agreement contains customary covenants of SuccessFactors and Plateau, including, among other things, a covenant by Plateau to conduct its business in the ordinary course between the execution of the Agreement and consummation of the Merger and not to engage in certain kinds of transactions during such period.

     The Agreement contemplates that SuccessFactors will submit to the California Commissioner of Corporations an application for a permit pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 so that, if approved, the issuance of SuccessFactors common stock as part of the Total Merger Consideration would be exempt from registration under federal securities laws by virtue of the exemption provided by Section 3(a)(10) of the Securities Act of 1933, as amended.

     The closing of the Merger is subject to customary closing conditions, including, among other things, (i) approval of Plateau's stockholders, (ii) receipt of certain regulatory approvals, (iii) the absence of any law or order prohibiting the closing, (iv) the absence of a material adverse effect with respect to Plateau, (v) the accuracy, in all material respects, of the representations and warranties of the other party at the time of the closing of the Merger, (vi) compliance in all material respects by the other party with its covenants and (vii) delivery of audited financial statements of Plateau.

     The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur no later than the third quarter of calendar year 2011.

     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which SuccessFactors intends to file with the Securities and Exchange Commission.

     In connection with the parties' entry into the Agreement, certain of the directors, executive officers and significant stockholders of Plateau have each entered into voting agreements with SuccessFactors pursuant to which they have agreed to vote their Plateau capital stock in favor of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Hillary B. Smith

Date: April 28, 2010